Contact:	Dalip Puri	203-573-2153

Chemtura Reports First Quarter 2013 Financial Results

First Quarter 2013 Net Sales of $606 million

Challenging Quarter for Industrial Engineered Products

Industrial Performance Products, Consumer Products and Chemtura AgroSolutions Deliver Year-on-Year Improvement

PHILADELPHIA, PA – May 2, 2013 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the first quarter ended March 31, 2013. We also filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. For the first quarter of 2013, Chemtura reported net sales of $606 million and a net loss from continuing operations attributable to Chemtura on a GAAP basis of $21 million, or $0.21 per share, primarily due to an increase in an environmental reserve relating to the remediation of a legacy non-operating site in France and charges resulting from our previously announced restructuring program. Net earnings from continuing operations attributable to Chemtura on a managed basis were $15 million, or $0.15 per share.

First Quarter 2013 Financial Results

The discussion below includes financial information on both a GAAP and non-GAAP managed basis. We present managed basis financial information as management uses this information internally to evaluate and direct the performance of our operations and believes that managed basis financial information provides useful information to investors. A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of first quarter 2013 financial results from continuing operations attributable to Chemtura on a GAAP basis:

(In millions, except per share data)	First Quarter
	2013	2012	% change
Net sales	$606	$618	(2)%
Operating income	$-	$40	(100)%
Net (loss) earnings	$(21)	$22	NM
Net (loss) earnings - per share	$(0.21)	$0.22	NM

NM = Not meaningful

The following is a summary of first quarter 2013 financial results from continuing operations attributable to Chemtura on a managed basis:

(In millions, except per share data)	First Quarter
	2013	2012	% change
Net sales	$606	$618	(2)%
Operating income	$35	$42	(17)%
Net earnings	$15	$18	(17)%
Net earnings - per share	$0.15	$0.18	(17)%
Adjusted EBITDA	$71	$78	(9)%

CEO Remarks

“As anticipated, with demand lower than it was a year ago in a number of industrial markets we serve, we were unable to beat prior year performance in the first quarter of 2013 but three of our four segments did improve,” commented Craig A. Rogerson, Chairman, President and CEO of Chemtura. “Chemtura AgroSolutions and Consumer Products segments both continued to deliver year-on-year improvement as expected. Industrial Performance Products performance snapped back after a weaker fourth quarter and delivered their best performance in five quarters, exceeding their performance in both the first and fourth quarters of 2012. Petroleum additives products led this improvement.”

Mr. Rogerson continued, “Industrial Engineered Products faced tougher conditions. Demand for flame retardants used in insulation foams, which had strengthened throughout 2012, declined significantly in the quarter and pricing suffered, particularly in Europe due to both challenging economic conditions and a prolonged winter, resulting in a decline in the profitability of the segment. Electronics demand was a little better than in the fourth quarter of 2012, but significantly below the first quarter of 2012 when we experienced what proved to be a short term surge due to inventory restocking. Asian pricing remained soft. While customer requirements for clear brine fluids used in oil and gas off-shore production continued to strengthen and demand from a number of industrial applications, including pharmaceuticals and agrochemicals, were strong, they were insufficient to offset the shortfall from insulation foam applications. Sales of organometallics products used in polyolefin polymerization catalysts increased, led by North America, but the benefit could only partially offset the manufacturing variances resulting from lower production volumes in our European plant. With continuing weak conditions in the European automotive and construction markets, sales of tin based organometallic products remained depressed.”

Mr. Rogerson continued, “Despite three of our four segments delivering year-over-year performance improvements, the weaker market conditions faced by Industrial Engineered Products left our performance for the quarter essentially flat with the fourth quarter of 2012 and down compared to the first quarter of 2012.”

”Our portfolio management efforts continue to progress. On April 30, 2013, we completed the sale of our Antioxidants business. We are implementing our action plans to rapidly eliminate the stranded costs as a result of this divestiture,” commented Mr. Rogerson, “and we are actively working on other portfolio transformation initiatives.”

Outlook

”We anticipate that Industrial Performance Products, Consumer Products and Chemtura AgroSolutions will continue their positive performance trends in the second quarter of 2013,” observed Mr. Rogerson. “While we expect that demand from insulation foam and electronics applications will improve during 2013, current customer indications suggest a marked improvement is unlikely in the second quarter, leading us to project only modest improvement from Industrial Engineered Products for the second quarter. In the interim, we are focused on establishing appropriate pricing levels for bromine based products and implementing cost reduction actions.”

“For Chemtura, the second quarter will show significant sequential improvement with the benefit of our seasonal businesses,” concluded Mr. Rogerson. “However, unless we see a more marked improvement from Industrial Engineered Products, it will be a significant challenge to equal the performance levels of the second quarter of 2012.”

Non-Operating Activities Reflected in Our First Quarter Financial Results

•	On February 22, 2013, our Board of Directors approved a restructuring plan providing for, among other things, actions to eliminate stranded costs related to ongoing strategic initiatives. These actions are aimed at maintaining the operating margins of the remaining businesses following our portfolio changes. Contemporaneous with this decision, we recorded a charge of $14 million primarily reflecting severance costs associated with this plan.

•	Included in our operating results for the first quarter of 2013 is a charge of $21 million for an increase in an environmental reserve for the costs to remediate a legacy non-operating site in France. Following a detailed engineering study, we received estimates of the costs of what will be a multi-year program to remediate the site to the standards required by the regulatory authorities. Depending upon when the next phase of remediation commences, we may incur up to $5 million of cash expense against this reserve in 2013.

First Quarter 2013 Business Segment Highlights

•	Industrial Performance Products’ net sales increased $18 million or 8% as a result of a $12 million increase in sales volume and a $6 million year-on-year increase in selling prices. Operating income increased $3 million or 12% in the first quarter of 2013 to $29 million, benefited from the higher selling prices, offset by unfavorable changes in product mix and other costs of $3 million. Compared to the fourth quarter of 2012, operating income increased by $9 million or 45%. Sales volume increased due to improved demand for our petroleum additives and certain synthetic lubricant products. Sales volume of urethane products in Europe and Asia continue to be affected by weak demand due to market conditions. Selling price increases offset raw material costs changes while manufacturing costs overall remained comparable to the first quarter of 2012.

•	Industrial Engineered Products’ net sales decreased $27 million or 12% primarily reflecting a $19 million decrease in sales volumes, $7 million in lower selling prices and $1 million from unfavorable foreign currency translation. Operating income decreased $24 million or 55% from the first quarter of 2012. Compared to the fourth quarter of 2012, operating income decreased by $8 million or 29%. The decrease in operating income reflected lower selling prices, a $6 million decrease in sales volume and product mix changes, $4 million in unfavorable manufacturing costs and variances, $3 million in higher raw material costs and a $4 million increase in other costs. Demand for electronic applications, tin-based organometallics and brominated flame retardants used in insulation foam applications was weak in the current quarter. However, some of this weakness was offset by stronger demand in oilfield and other industrial applications. We did not see a similar re-stocking benefit for flame retardants used in electronics applications that we saw in March of last year, although electronic demand was moderately stronger than the fourth quarter of 2012. This current level of demand has led to some pressure on prices. We experienced unfavorable manufacturing absorption variances in certain product lines due to lower production volumes compared with the first quarter of 2012. Sales of organometallics products used in polyolefin polymerization catalysts increased in the first quarter, led by North America but were offset in part by lower European sales to Asian customers due to competitive pressures.

•	Consumer Products’ net sales decreased $6 million or 7% reflecting a $5 million decrease in sales volume and $1 million in lower selling prices. The operating loss decreased by $3 million to $2 million, reflecting $2 million in lower manufacturing costs, $2 million in lower selling, general and administrative (“SG&A”) and research and development (“R&D”, collectively “SGA&R”) costs, a $2 million reduction in raw material costs and a $3 million decrease in other costs, offset by a $5 million impact from lower volume and unfavorable product mix and the slightly lower selling prices. Sequential comparisons are not meaningful due to seasonality. Sales volume was slightly lower than in the prior year primarily in North America and Europe due to a slow start to the spring pool season caused by the prolonged winter. Our margins benefited from lower raw material and manufacturing costs together with a continued reduction in SGA&R spending.

•	Chemtura AgroSolutions’ net sales increased $3 million or 4% resulting from $4 million in higher selling prices and $1 million in higher sales volume partly offset by $2 million of unfavorable foreign currency translation. Operating income increased $3 million reflecting $5 million in lower SGA&R costs and the higher selling prices, offset in part by unfavorable product mix and higher manufacturing costs. Increases in sales volume in North and Latin Americas was partly offset by lower sales volumes in Europe and China as the prolonged winter drove a slower start to the growing season. Sequential comparisons are not meaningful due to seasonality.

•	Corporate expenses for the first quarter of 2013 on a GAAP basis increased to $46 million compared with $33 million in 2012. The increase was primarily due to a $21 million increase in an environmental reserve for the costs to remediate a legacy non-operating site in France, partially offset by lower costs associated with employee incentive programs and benefits as a result of the implementation of our restructuring programs. Corporate expenses included amortization expense related to intangible assets of $8 million for the first quarters of 2013 and 2012.

First Quarter 2012 Results - GAAP

•	Consolidated net sales of $606 million for the first quarter of 2013 were $12 million or 2% lower than 2012 driven by lower net sales volumes.

•	Gross profit for the first quarter of 2013 was $126 million, a decrease of $37 million compared with the first quarter of 2012. Gross profit as a percentage of net sales decreased to 21% as compared with 26% in the same quarter of 2012. Gross profit was impacted by a $21 million increase in an environmental reserve in 2013 related to a legacy non-operating site in France, $12 million from lower sales volume and product mix changes, $3 million in unfavorable manufacturing costs and variances, $2 million in higher raw material costs and a $1 million increase in other costs, only partially offset by $2 million in higher selling prices.

•	Operating income for the first quarter of 2013 was less than $1 million compared with $40 million for the first quarter of 2012. The decrease of $40 million was primarily due to the $37 million decrease in gross profit, $14 million for facility closures, severance and related costs related to our 2013 restructuring plan and a $1 million increase in other costs, partly offset by $12 million in lower SGA&R costs.

•	Included in the computation of operating income for the first quarter of 2013 was $5 million of stock-based compensation expense compared with $7 million in the first quarter of 2012. Stock-based compensation expense is expected to be approximately $16 million for 2013.

•	Interest expense was $16 million during the first quarter of 2013 which was slightly higher than 2012, primarily due to the increase in our term loan in October 2012.

•	Other income, net was $3 million in the first quarter of 2013 compared with other expense, net of $3 million for the first quarter of 2012. The change was primarily due to net foreign currency gains in 2013 compared with losses in 2012.

•	Reorganization items, net was $2 million in the first quarter of 2012 which is comprised of professional fees directly associated with the Chapter 11 reorganization and the impact of negotiated settlements of claims for which Bankruptcy Court approval has been requested or obtained.

•	The income tax expense in the first quarter of 2013 was $8 million compared with a benefit of $1 million in the first quarter of 2012.

•	Net loss from continuing operations attributable to Chemtura for the first quarter of 2013 was $21 million, or $0.21 per share, compared with net earnings from continuing operations attributable to Chemtura of $22 million, or $0.22 per share for the first quarter of 2012.

•	Loss from discontinued operations, net of tax attributable to Chemtura for the first quarter of 2013 was $2 million, or $0.02 per share. Discontinued operations represents the Antioxidant business.

First Quarter 2012 Results - Managed Basis

•	On a managed basis, first quarter 2013 gross profit was $147 million, as compared with $163 million in the same period last year. Gross profit as a percentage of net sales decreased to 24% as compared with 26% in the same quarter of 2012. The decrease in gross profit was primarily due to lower sales volume and the resulting unfavorable manufacturing costs and variances, offset in part by higher selling prices.

•	On a managed basis, first quarter 2013 operating income was $35 million as compared with $42 million in the same period last year. Compared to the fourth quarter of 2012, operating income was essentially unchanged. The decrease in operating income primarily reflected the decrease in gross profit, partially offset by lower SGA&R costs.

•	Adjusted EBITDA in the first quarter of 2013 was $71 million as compared with $78 million in the first quarter of 2012 (see the tables attached to this earnings release for a reconciliation of the computation of Adjusted EBITDA). The decrease in Adjusted EBITDA was principally driven by lower gross profit offset by lower SGA&R costs. Adjusted EBITDA for the last twelve months decreased from $367 million at December 31, 2012 to $360 million at March 31, 2013. Adjusted EBITDA excludes the Antioxidant business which is classified as a discontinued operation.

•	Net earnings from continuing operations before income taxes on a managed basis in the first quarters of 2013 and 2012 were $22 million and $25 million, respectively and exclude pre-tax GAAP charges of $35 million and $4 million, respectively. These charges are primarily related to facility closures, severance and related costs and an increase in an environmental reserve.

•	Chemtura has chosen to apply an estimated tax rate to our managed basis pre-tax income to simplify for investors the comparison of underlying operating performance. In 2012, we applied an estimated managed basis tax rate of 28% reflecting the expected performance of our core operations in 2012. With a projected shift in relative profitability to the U.S. from international operations, in 2013, we are applying an estimated managed basis tax rate of 31%. The estimated managed basis tax rate reflects (i) the impact of the adjustments made in the preparation of pre-tax managed basis income; (ii) the exclusion of the benefit or charge arising from the creation or release of valuation allowances on U.S. income; (iii) the utilization of foreign tax credits generated in the current year; and (iv) the conclusion that we will indefinitely re-invest the majority of the earnings of our foreign subsidiaries in our international operations. We will continue to monitor our estimated managed basis tax rate and may modify it based on changes in the composition of our taxable income and in tax rates around the world.

Cash Flows Details - GAAP

•	Net cash used in operating activities for the first quarter of 2013 was $75 million as compared with $89 million for the first quarter of 2012. We traditionally use cash in the first and second quarters as working capital increases driven by seasonal businesses. This working capital is then recovered in the second half of the year, which we anticipate will again result in net cash being provided by operations for the year as a whole.

•	Capital expenditures for the first quarter of 2013 were $49 million compared with $29 million in the first quarter of 2012, reflecting investments to support organic growth initiatives including our Nantong multi-purpose plant in China.

•	Cash income taxes paid (net of refunds) in the first quarter of 2013 were $3 million compared with $12 million in the first quarter of 2012.

•	During the first quarter of 2013, we did not repurchase any of our common stock under our previously announced share repurchase program. From October 7, 2011 through March 31, 2013, we repurchased 3.4 million shares of common stock for a total purchase price of $41 million. As of March 31, 2013, the remaining authorization under the program was approximately $59 million.

•	Our total debt was $888 million as of March 31, 2013 compared to $876 million as of December 31, 2012. Cash and cash equivalents from continuing operations decreased to $251 million as of March 31, 2013 compared with $363 million as of December 31, 2012. The decrease in cash was driven primarily by funding seasonal working capital increases.

•	Total debt less cash and cash equivalents from continuing operations of $637 million as of March 31, 2013 increased $124 million compared to total debt less cash and cash equivalents for continuing operations of $513 million as of December 31, 2012.

First Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of our Web site at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Friday, May 3, 2013. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 29457483.

Replay of the call will be available for thirty days, starting at 11 a.m. (EDT) on Friday, May 3, 2013. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 29457483. An audio webcast of the call can be accessed via the link below during the time of the call:

https://event.webcasts.com/starthere.jsp?ei=1015279

Chemtura Corporation, with 2012 net sales of $2.6 billion, 1 is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning us is available at www.chemtura.com.

1 2012 net sales of $2.6 billion reflects discontinued operations treatment for the sale of Chemtura’s Antioxidants business.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Our managed basis financial measures consist of adjusted results of operations that exclude certain expenses, gains and losses that may not be indicative of our core operations. Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; gains and losses on sale of business and assets; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations: impairment charges; changes in our pension plans as a result of dispositions, merger or significant plan amendments, and the release of cumulative translation adjustments upon the complete or substantial liquidation of any majority-owned entity. They also include the computation of Adjusted EBITDA. In addition to the managed basis financial measures discussed above, we have applied a managed basis effective income tax rate to our managed basis income before taxes. Our managed basis tax rate of 31% in 2013 and 28% in 2012 represents refined estimated tax rates for our core operations to simplify comparison of underlying operating performance. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables. We believe that such managed basis financial measures provide useful information to investors and may assist them in evaluating our underlying performance and identifying operating trends. In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of our operations. While we believe that such measures are useful in evaluating our performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of our performance relative to other companies in similar industries.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The cyclical nature of the global chemicals industry;
•	Increases in the price of raw materials or energy and our ability to recover cost increases through increased selling prices for our products;
•	Disruptions in the availability of raw materials or energy;
•	Our ability to implement our growth strategies in rapidly growing markets and faster growing regions;
•	Our ability to execute timely upon our portfolio management strategies and mid and long range business plans;
•	Our ability to obtain the requisite regulatory and other approvals to implement the plan to build a new multi-purpose manufacturing facility in Nantong, China;
•	Declines in general economic conditions;
•	The ability to comply with product registration requirements of regulatory authorities, including the U.S. food and drug administration (the “FDA”) and European Union REACh legislation;
•	The effect of adverse weather conditions;
•	Demand for Chemtura AgroSolutions segment products being affected by governmental policies;
•	Current and future litigation, governmental investigations, prosecutions and administrative claims;
•	Environmental, health and safety regulation matters;
•	Federal regulations aimed at increasing security at certain chemical production plants;
•	Significant international operations and interests;
•	Our ability to maintain adequate internal controls over financial reporting;

•	Exchange rate and other currency risks;
•	Our dependence upon a trained, dedicated sales force;
•	Operating risks at our production facilities;
•	Our ability to protect our patents or other intellectual property rights;
•	Whether our patents may provide full protection against competing manufacturers;
•	Our ability to remain technologically innovative and to offer improved products and services in a cost-effective manner;
•	The risks to our joint venture investments resulting from lack of sole decision making authority;
•	Our unfunded and underfunded defined benefit pension plans and post-retirement welfare benefit plans;
•	Risks associated with strategic acquisitions and divestitures;
•	Risks associated with possible climate change legislation, regulation and international accords;
•	The ability to support the carrying value of the goodwill and long-lived assets related to our businesses;
•	Whether we repurchase any additional shares of our common stock that our Board of Directors has authorized us to purchase and the terms on which any such repurchases are made; and
•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission, including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarters Ended March 31,
	2013	2012

Net sales	$606	$618

Cost of goods sold	480	455
Gross profit	126	163
Gross profit %	21%	26%

Selling, general and administrative	70	79
Depreciation and amortization	31	29
Research and development	9	12
Facility closures, severance and related costs	14	-
Changes in estimates related to expected allowable claims	-	2
Equity loss	2	1

Operating income	-	40
Interest expense	(16)	(14)
Other income (expense), net	3	(3)
Reorganization items, net	-	(2)

(Loss) earnings from continuing operations before income taxes	(13)	21
Income tax (expense) benefit	(8)	1

(Loss) earnings from continuing operations	(21)	22

Loss from discontinued operations, net of tax	(2)	-

Net (loss) earnings attributable to Chemtura	$(23)	$22

Basic and diluted per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.21)	$0.22
Loss from discontinued operations, net of tax	(0.02)	-
Net (loss) earnings attributable to Chemtura	$(0.23)	$0.22

Weighted average shares outstanding - Basic	98.2	98.3

Weighted average shares outstanding - Diluted	98.2	99.1

Amounts attributable to Chemtura Stockholders:
(Loss) earnings from continuing operations, net of tax	$(21)	$22
Loss from discontinued operations, net of tax	(2)	-
Net (loss) earnings attributable to Chemtura	$(23)	$22

CHEMTURA CORPORATION

Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

(In millions)

	Quarters Ended March 31,
	2013	2012

Net (loss) earnings	$(23)	$22

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(23)	22
Unrecognized pension and other post-retirement benefit costs	(1)	2

Comprehensive (loss) income attributable to Chemtura	$(47)	$46

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$251	$363
Accounts receivable	470	405
Inventories	521	468
Other current assets	144	142
Current assets of discontinued operations	228	234
Total current assets	1,614	1,612

NON-CURRENT ASSETS
Property, plant and equipment, net	734	719
Goodwill	173	177
Intangible assets, net	337	348
Other assets	166	174

Total Assets	$3,024	$3,030

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$6	$5
Accounts payable	218	175
Accrued expenses	189	194
Income taxes payable	8	12
Current liabilities of discontinued operations	123	125
Total current liabilities	544	511

NON-CURRENT LIABILITIES
Long-term debt	882	871
Pension and post-retirement health care liabilities	384	393
Other liabilities	188	187
Total liabilities	1,998	1,962

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	4,367	4,366
Accumulated deficit	(2,871)	(2,848)
Accumulated other comprehensive loss	(452)	(428)
Treasury stock	(26)	(30)
Total Chemtura stockholders' equity	1,019	1,061

Non-controlling interest - Discontinued operations	7	7
Total stockholders' equity	1,026	1,068

Total Liabilities and Stockholders' Equity	$3,024	$3,030

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Quarters Ended March 31,
Increase (decrease) to cash	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) earnings	$(23)	$22
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Impairment charges	-	1
Depreciation and amortization	32	33
Stock-based compensation expense	5	7
Reorganization items, net	-	1
Changes in estimates related to expected allowable claims	-	2
Equity income	-	(1)
Changes in assets and liabilities, net	(89)	(154)
Net cash used in operating activities	(75)	(89)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(49)	(29)
Net cash used in investing activities	(49)	(29)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from ABL Facility, net	-	59
Proceeds from other long-term borrowings	13	-
Payments on other long-term borrowings	(1)	-
Payments on other short-term borrowings, net	-	(1)
Proceeds from exercise of stock options	1	-
Net cash provided by financing activities	13	58

CASH
Effect of exchange rates on cash and cash equivalents	(2)	2

Change in cash and cash equivalents	(113)	(58)
Cash and cash equivalents at beginning of period	365	180

Cash and cash equivalents at end of period	$252	$122

Cash and cash equivalents at end of period - Continuing operations	$251	$120

Cash and cash equivalents at end of period - Discontinued operations	$1	$2

CHEMTURA CORPORATION

Segment Net Sales and Operating Income (Unaudited)

(In millions)

	Quarters Ended March 31,
	2013	2012
NET SALES

Petroleum additives	$169	$150
Urethanes	72	73
Industrial Performance Products	241	223
Bromine based & related products	159	183
Organometallics	40	43
Industrial Engineered Products	199	226
Consumer Products	78	84
Chemtura AgroSolutions	88	85
Total net sales	$606	$618

OPERATING INCOME

Industrial Performance Products	$29	$26
Industrial Engineered Products	20	44
Consumer Products	(2)	(5)
Chemtura AgroSolutions	13	10
Segment operating income	60	75

General corporate expense, including amortization	(46)	(33)
Facility closures, severance and related costs	(14)	-
Changes in estimates related to expected allowable claims	-	(2)
Total operating income	$-	$40

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter ended March 31, 2013 versus 2012

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter ended March 31,
	Net	Earnings (loss)
	Sales	before income taxes

2012	$618	$21

2012 Changes in estimates related to expected allowable claims	-	2
2012 Reorganization items, net	-	2
	618	25

Changes in selling prices	2	2
Unit volume and mix	(11)	(12)
Foreign currency impact - operating income	(3)	(2)
Higher raw materials and energy costs	-	(2)
Manufacturing cost impacts	-	(3)
Changes in SGA&R, excluding foreign exchange impact	-	11
Higher depreciation and amortization expense	-	(2)
Higher interest expense	-	(2)
Foreign currency impact - other income, net	-	6
Other	-	1
	606	22

2013 Environmental reserves	-	(21)
2013 Facility closures, severance and related costs	-	(14)

2013	$606	$(13)

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter ended March 31, 2013			Quarter ended March 31, 2012
		Managed Basis			Managed Basis
	GAAP	Adjustments	Managed Basis	GAAP	Adjustments	Managed Basis

Net sales	$606	$-	$606	$618	$-	$618

Cost of goods sold	480	(21)	459	455	-	455
Gross profit	126	21	147	163	-	163
Gross profit %	21%		24%	26%		26%

Selling, general and administrative	70	-	70	79	-	79
Depreciation and amortization	31	-	31	29	-	29
Research and development	9	-	9	12	-	12
Facility closures, severance and related costs	14	(14)	-	-	-	-
Changes in estimates related to expected allowable claims	-	-	-	2	(2)	-
Equity loss	2	-	2	1	-	1

Operating income	-	35	35	40	2	42
Interest expense	(16)	-	(16)	(14)	-	(14)
Other income (expense), net	3	-	3	(3)	-	(3)
Reorganization items, net	-	-	-	(2)	2	-

(Loss) earnings from continuing operations before income taxes	(13)	35	22	21	4	25
Income tax (expense) benefit	(8)	1	(7)	1	(8)	(7)

(Loss) earnings from continuing operations	(21)	36	15	22	(4)	18

Loss from discontinued operations, net of tax	(2)	2	-	-	-	-

Net (loss) earnings attributable to Chemtura	$(23)	$38	$15	$22	$(4)	$18

Basic and diluted per share information - attributable to Chemtura:
(Loss) earnings from continuing operations, net of tax	$(0.21)		$0.15	$0.22		$0.18
Loss from discontinued operations, net of tax	(0.02)		-	-		-
Net (loss) earnings	$(0.23)		$0.15	$0.22		$0.18

Weighted average shares outstanding - Basic	98.2		98.2	98.3		98.3

Weighted average shares outstanding - Diluted	98.2		99.6	99.1		99.1

Managed Basis Adjustments consist of the following:

Environmental reserves		$21			$-
Facility closures, severance and related costs		14			-
Changes in estimates related to expected allowable claims		-			2
Reorganization items, net		-			2
Pre-tax		35			4

Adjustment to apply a Managed Basis effective tax rate		1			(8)
Loss from discontinued operations, net of tax		2			-
After-tax		$38			$(4)

Adjusted EBITDA consists of the following:

Operating income - GAAP			$-			$40
Environmental reserves			21			-
Facility closures, severance and related costs			14			-
Changes in estimates related to expected allowable claims			-			2
Operating income - Managed Basis			35			42

Depreciation and amortization - Managed Basis			31			29
Non-cash stock-based compensation expense			5			7

Adjusted EBITDA			$71			$78

CHEMTURA CORPORATION

GAAP and Managed Basis Segment Sales and Operating Income (Unaudited)

(In millions of dollars)

	Quarter ended March 31, 2013			Quarter ended March 31, 2012
	GAAP	Managed Basis		GAAP	Managed Basis
	Historical	Adjustments	Managed Basis	Historical	Adjustments	Managed Basis

NET SALES
Industrial Performance Products	$241	$-	$241	$223	$-	$223
Industrial Engineered Products	199	-	199	226	-	226
Consumer Products	78	-	78	84	-	84
Chemtura AgroSolutions	88	-	88	85	-	85
Total net sales	$606	$-	$606	$618	$-	$618

OPERATING INCOME

Industrial Performance Products	$29	$-	$29	$26	$-	$26
Industrial Engineered Products	20	-	20	44	-	44
Consumer Products	(2)	-	(2)	(5)	-	(5)
Chemtura AgroSolutions	13	-	13	10	-	10
Segment operating income	60	-	60	75	-	75

General corporate expense, including amortization	(46)	21	(25)	(33)	-	(33)
Facility closures, severance and related costs	(14)	14	-	-	-	-
Changes in estimates related to expected allowable claims	-	-	-	(2)	2	-
Total operating income	$-	$35	$35	$40	$2	$42

Managed Basis Adjustments consist of the following:

Environmental reserves		$21			$-
Facility closures, severance and related costs		14			-
Changes in estimates related to expected allowable claims		-			2
		$35			$2

DEPRECIATION AND AMORTIZATION

Industrial Performance Products	$7	$-	$7	$6	$-	$6
Industrial Engineered Products	11	-	11	10	-	10
Consumer Products	2	-	2	2	-	2
Chemtura AgroSolutions	3	-	3	2	-	2
General corporate expense	8	-	8	9	-	9

Total depreciation and amortization	$31	$-	$31	$29	$-	$29

NON-CASH STOCK-BASED COMPENSATION EXPENSE

Industrial Performance Products			$-			$1
Industrial Engineered Products			-			1
Consumer Products			-			-
Chemtura AgroSolutions			-			-
General corporate expense			5			5

Total non-cash stock-based compensation expense			$5			$7

Adjusted EBITDA by Segment:

Industrial Performance Products			$36			$33
Industrial Engineered Products			31			55
Consumer Products			-			(3)
Chemtura AgroSolutions			16			12
General corporate expense			(12)			(19)

Adjusted EBITDA			$71			$78

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